Exhibit 24(a)

                 INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Pre-Effective Amendment No.1 to this Registration Statement of Williams Industries, Incorporated and Subsidiaries on Form S-2 of our reports dated September 30, 1996 (which express an unqualified opinion and include an explanatory paragraph referring to matters that raise substantial doubt about the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Williams Industries, Incorporated and Subsidiaries for the year ended July 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Washington, DC

September 18, 1997